             SCHEDULE 14A INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

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[_]  Definitive Proxy Statement

[X]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                             TCC Industries, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                     Walter A. DeRoeck and Robert Thomajan
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


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

                                TCC INDUSTRIES
                             SHAREHOLDERS COMMITTEE
                      1301 CAPITAL OF TEXAS HIGHWAY SOUTH
                                   SUITE B125
                              AUSTIN, TEXAS  78746

                                 April 24, 1997


Dear Fellow Shareholder:

We have just received the Annual Report of TCC and its accompanying Letter to Shareholders and were astonished at the lengths to which Mr. Schumann and his Board have gone to disguise the condition of our Company (including the Company's wholly-owned subsidiaries, the Meyer Group and Allen-Lewis) and were disappointed, but not surprised, by their attempts to distort the achievements and qualifications of Mr. DeRoeck and Mr. Thomajan. As we predicted, Mr. Schumann has again attempted to focus your attention away from his failure to operate the Company for a profit - with resulting shareholder value - and away from its ever-mounting losses.

In an effort to bring some level of order and clarity to this election contest, and to focus on the critical issue - how the Company is doing - we have set forth below the self-serving statements of management and the facts as to what has actually happened to TCC Industries under the direction of the current Board of Directors and its management, with page references taken from the Company's own reports to the SEC, its audited financial statements and other pertinent sources, as listed on page 6 of this letter.

  Management's Statements                 What's Actually Happened
  -----------------------                 ------------------------

(a)  "We are pleased that      (a)  "Revenue at the Meyer Group was $10 million
 revenue at the Meyer          in 1995, which is 18.7% below 1994 revenue of
 Group increased 15.6% [to     $12.3 million."/2/  [1996 revenue is below 1994
 $11.5 million] over 1995"/1/  revenue, even though above 1995 revenue.]

(b)  "We have confidence       (b)  "Many of Allen-Lewis' customers have
 in the long term              approached the upcoming tourist season cautiously
 prospects for the market      and prebookings were down 36% at
 Allen-Lewis serves."/3/       December 31, 1996 when compared to
                               December 31, 1995."/4/


                               "Allen-Lewis continued to feel the impact of the soft market conditions and increased competition in 1996, a condition that began to develop several

  Management's Statements                 What's Actually Happened
  -----------------------                 ------------------------

                             years ago in the markets it serves."5

(c)  "While I have           (c)  "The last two years have been a keen
 confidence the steps we     disappointment to me and our whole management
 have taken to build our     team."/7/
 Company through internal
 measures will eventually    "Despite a modest 3.8% increase in revenue in 1996
 have the desired results    to $20 million, we reported a disappointing loss
 . . . we cannot predict     of $1.5 million."/8/
 when these measures would
 result in improved stock
 value . . . ."/6/

(d)  "In their preliminary   (d)  "The Company reported an operating loss of
 proxy statement the         $1,150,000 for 1996 as compared to an operating
 committee included a        loss of $316,000 for 1995."/10/
 chart incorrectly showing
 that the Company had net    Please consult the second chart on page 10 of the
 losses of approximately     Shareholders Committee's definitive Proxy
 $3 million for the period   Statement for Net Income since 1980.
 1990-1996.  In fact,
 during this period, the
 Company had net income of
 approximately $3
 million."/9/

(e)  "We have a strong       (e)  "At December 31, 1995, we had . . . [a] book
 cash position, little       value per share of $4.69."/12/
 debt and a book value of
 $4.17 per share as of       "Consolidated revenue increased $736,000 (3.8%) to
 December 31, 1996.  TCC     $20.0 million for the year ended December 31, 1996
 is a lean company and is    as compared to revenue of $19.3 million in
 implementing strategies     1995."/13/
 to increase revenues."/11/
                             "For the year ended December 31, 1995 the Company reported consolidated revenue of $19.3 million which was 16.5% below consolidated revenue of $23.1 million in 1994."/14/ [1996 revenue is 13.3%
                             below 1994 revenue.]

                             "Revenue at Allen-Lewis . . . decreased 8.0% to $8.4 million in 1996, when compared to 1995."/15/

  Management's Statements                 What's Actually Happened
  -----------------------                 ------------------------

                             "Revenue at Allen-Lewis was $9.2 million in 1995, which is 14.0% below 1994 revenue of $10.6 million."/16/

                             "The Company reported . . . a $752,000 (11.4%) increase in selling, general and administrative expenses in 1996, when compared to 1995 . . ."/17/

                             "At December 31, 1996, the Company had working capital of $7.9 million and a current ratio of 2.9 to 1, as compared to working capital of $9.5 million and a current ratio of 3.6 to 1 at December 31, 1995."/18/

                             "During the last two years, gross profit margins at the Meyer Group have been below historical levels."/19/

                             As reported by the Company, total assets declined from $19.3 million at December 31, 1995, to $17.7 million at December 31, 1996, while total shareholders equity declined to $11.5 million at December 31, 1996 from $12.95 million at December 31, 1995./20/

                             As of December 31, 1996 the Company had $28 million of net operating loss carry-forwards. However, $18 million of those loss carry-forwards, which were incurred by the Company in preceding years and which can be used to shelter income in subsequent years, will expire unused in 1999 unless the Company can be restored to profitablility./21/

(f)  "If we do sell the      (f)  We wholeheartedly agree.
 entire company, the Board
 is committed to
 distribute the proceeds
 to you."/22/

WE BELIEVE THAT WHEN YOU DECIDE WHETHER TO SUPPORT THE INCUMBENT DIRECTORS OR THE COMMITTEE'S NOMINEES, YOU SHOULD TAKE A LOOK AT THE ABILITY OF THE CURRENT BOARD TO DELIVER ON PAST PROMISES. THE BOARD CLAIMS THAT IT CAN DELIVER VALUE -
- BUT ITS TRACK RECORD SUGGESTS OTHERWISE.

While we believe that the information contained in our public filings with the SEC and in our previous letters to you sets forth the facts concerning Mr. DeRoeck and Mr. Thomajan, we feel obliged once again to speak to the innuendoes (indirect suggestions) of and unsupported hearsay from Mr. Schumann.

As to Mr. DeRoeck, Mr. Schumann and the Board apparently believe Mr. DeRoeck should be faulted for his willingness to spend his own money to bring a message to his fellow shareholders that this Board and this management have repeatedly failed to perform, year after year, about which Mr. Schumann has repeatedly expressed his own disappointment - a disappointment at least shared by Mr. DeRoeck and you, his fellow shareholder. We make no apology.

As regards Mr. Thomajan, Mr. Schumann ignores a distinguished 30-year career and instead relies upon unsubstantiated speculation contained in a 1993 article from Forbes magazine. In addition, Mr. Schumann ignores the Shareholders Committee letters and its filings with the SEC which contain fact, not speculation.

ALSO, SHAREHOLDERS SHOULD NOTE THAT IN ITS DEFINITIVE PROXY STATEMENT EVEN MANAGEMENT OF TCC ADMITTED THAT:

     "THE BOARD HAS NO EVIDENCE OF ANY ILLEGAL ACTIVITY ON THE PART OF MR. THOMAJAN OR THAT HIS ASSOCIATION WITH RICHCO HOLDINGS, LTD. HAS HAD ANY ADVERSE EFFECT ON THE COMPANIES HE HAS WORKED WITH SINCE 1993."

At the risk of repetition, here are the facts. Bob Thomajan is an experienced, highly regarded international corporate lawyer. His client list has been a "Who's Who" of large American and foreign corporations. As required by the code of professional responsibility governing the conduct of all lawyers, Mr. Thomajan cannot and does not comment or provide information regarding his clients or former clients, and that was his misquoted response in 1993 to a question from a gossip columnist of the Austin American-Statesman. It is no secret, and there need be none, that Mr. Thomajan spent two years at Richco's headquarters in Switzerland as legal counsel to a $50 billion company (that settled all its differences with the United States in 1984) and left when the company was sold to its shareholders and other public companies. (Since that time, Mr. Thomajan has had no direct or indirect involvement of any kind with Mr. Rich or Richco Holdings, and neither are in any way involved in the investment fund managed by Mr. Thomajan.) We make no apology.

We trust that management will not again, in its desperation to prevent minority representation on the Board, resort to mudslinging innuendoes and downright inaccuracies. Given its conduct until now, we remain concerned but ready and open to respond.

ENCLOSED IS ANOTHER GOLD PROXY CARD, WHICH WE URGE YOU TO SIGN, DATE AND RETURN IN THE ENCLOSED ENVELOPE TODAY. IF YOU HAVE ANY QUESTIONS, PLEASE CALL MACKENZIE PARTNERS, INC., WHO IS ASSISTING US WITH THE SOLICITATION OF PROXIES, AT (800) 322-2885.



        ELECT OUR WELL QUALIFIED NOMINEES WHO WILL SERVE YOUR INTERESTS



                          VOTE YOUR GOLD PROXY TODAY!


                                        Yours very truly,

                                        Walter A. DeRoeck



                                        Robert Thomajan

___________________

Sources for references to Management's Statements and What's Actually Happened.

1. Letter to shareholders included in the TCC Industries, Inc. 1996 Annual Report to Shareholders ("1996 Letter"), page 2.
2. Annual Report on Form 10-K for the year ended December 31, 1996 for TCC Industries, Inc. ("1996 Form 10-K"), as filed with the Securities and Exchange Commission.
3.  1996 Letter, page 4.
4.  1996 Form 10-K, page 9.
5.  1996 Letter, page 3.
6.  1996 Letter, page 1.
7. Interview with Mr. Schumann contained in The Bowser Report, February 1996, page 7.
8.  1996 Letter, page 2.
9. Mr. Schumann's undated letter to shareholders ("Mr. Schumann's Undated Letter to Shareholders"), page 2.
10. 1996 Form 10-K, page 7.
11. Mr. Schumann's Undated Letter to Shareholders, page 2.
12. Letter to shareholders included in the TCC Industries, Inc. 1995 Annual Report to Shareholders, page 4.
13. 1996 Form 10-K, page 6.
14. 1996 Form 10-K, page 7.
15. 1996 Form 10-K, page 6.
16. 1996 Form 10-K, page 7.
17. 1996 Form 10-K, page 7.
18. 1996 Form 10-K, page 10.
19. 1996 Form 10-K, page 9.
20. 1996 Form 10-K, pages F4 and F5.
21. 1996 Form 10-K, page F17.
22. Mr. Schumann's Undated Letter to Shareholders, page 3.

                            MACKENZIE PARTNERS, INC.

                                156 Fifth Avenue
                              New York, NY  10010
                            (212) 929-5500 (Collect)
                                       or
                         CALL TOLL FREE (800) 322-2885

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